Free Writing Prospectus	Filed Pursuant to Rule 433(d) Registration Statement No. 333-182490

TERM SHEET

Dated July 13, 2016

Issuer:	Japan Bank for International Cooperation (JBIC)

Security:	1.500% Guaranteed Bonds due July 21, 2021 (the “5-year Securities”) and 1.875% Guaranteed Bonds due July 21, 2026 (the “10-year Securities”)

Expected Ratings:	Moody’s: A1/stable outlook; S&P: A+/stable outlook

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time

Guarantee:	Payments of principal and interest are unconditionally and irrevocably guaranteed by Japan

Ranking:	Senior unsecured

Currency / Principal Amount:	5-year Securities: U.S.$1,500,000,000
10-year Securities: U.S.$1,500,000,000

Denomination:	U.S.$200,000 x U.S.$2,000

Pricing Date:	July 13, 2016

Settlement Date:	July 21, 2016

Maturity Date:	5-year Securities: July 21, 2021
10-year Securities: July 21, 2026

Coupon:	5-year Securities: 1.500% (Semi-annual, 30/360)
10-year Securities: 1.875% (Semi-annual, 30/360)

Interest Payment Dates:	5-year Securities: January 21 and July 21 of each year, commencing January 21, 2017 and ending July 21, 2021
10-year Securities: January 21 and July 21 of each year, commencing January 21, 2017 and ending July 21, 2026

Redemption after the Occurrence of a Tax Event:	JBIC may redeem all, but not less than all, of the bonds in the event of certain changes relating to Japanese taxation at 100% of the principal amount thereof plus accrued interest thereon and any additional amounts JBIC is required to pay, as described in the prospectus supplement

Price to Public:	5-year Securities: 99.526%, plus accrued interest, if any, from July 21, 2016
10-year Securities: 99.475%, plus accrued interest, if any, from July 21, 2016

Underwriting Discount:	5-year Securities: 0.125%
10-year Securities: 0.175%

Proceeds, before Expenses, to JBIC:	5-year Securities: 99.401%, plus accrued interest, if any, from July 21, 2016
10-year Securities: 99.300%, plus accrued interest, if any, from July 21, 2016

Benchmark U.S. Treasury:	5-year Securities: 1.125% due June 30, 2021
10-year Securities: 1.625% due May 15, 2026

Benchmark Yield:	5-year Securities: 1.052%
10-year Securities: 1.466%

Spread:	5-year Securities: 54.7 bps
10-year Securities: 46.7 bps

Yield to Investors:	5-year Securities: 1.599%
10-year Securities: 1.933%

Joint Lead Managers:	Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
BNP Paribas
Nomura International plc

Format:	SEC-Registered

Clearing Systems:	Euroclear and Clearstream (international global bond held at the common depositary); DTC (DTC global bond)

International Global Bond ISIN:	5-year Securities: XS1449867172
10-year Securities: XS1449867503

International Global Bond Common Code:	5-year Securities: 144986717 10-year Securities: 144986750

DTC Global Bond ISIN:	5-year Securities: US471048AW82
10-year Securities: US471048AX65

DTC Global Bond Common Code:	5-year Securities: 145233712
10-year Securities: 145233739

DTC Global Bond CUSIP:	5-year Securities: 471048 AW8
10-year Securities: 471048 AX6

Use of Proceeds:	The net proceeds of the issue of the bonds will be used for the financing operations of JBIC

Governing Law:	The State of New York

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

You can access JBIC’s most recent prospectus satisfying the requirements of Section 10 of the United States Securities Act of 1933, as amended, at the following website:

http://www.sec.gov/Archives/edgar/data/1551322/000119312516645886/d199450d424b5.htm

Each purchaser of the bonds offered hereby will be deemed to have represented that it is a person who falls into the category of (i) or (ii) as set forth on page S-3 of the foregoing prospectus supplement.

JBIC has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents JBIC has filed with the SEC for more complete information about JBIC and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JBIC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free from the United States at 1-800-831-9146, Merrill Lynch, Pierce, Fenner &Smith Incorporated toll-free from the United States at 1-800-294-1322, BNP Paribas at 44-20-7595-8601, or Nomura International plc at 1-212-667-1695.